AMENDMENT TO AUTHORIZED PARTICIPANT AGREEMENT

      THIS AMENDMENT TO THE AUTHORIZED PARTICIPANT AGREEMENT (the “Amendment”)  is made and entered into as of [___], 2014 pursuant to Section 9 of that certain Authorized Participant Agreement (the “Agreement”), dated [AGREEMENT DATE], between Northern Lights Distributors, LLC (“Distributor”) and [AP NAME], a [ENTITY TYPE] organized under the laws of [STATE] (the “Participant”) and is subject to acceptance by Brown Brothers Harriman, LLC, the index receipt agent (“Index Receipt Agent”) for Arrow ETF Trust (formerly, Northern Lights ETF Trust; the “Trust”).

RECITALS:

     WHEREAS, Section 9 of the Agreement provides that the Agreement may be amended by the Trust and the Distributor from time to time without the consent of the Participant;

     WHEREAS, the Trust and the Distributor wish to amend the Agreement to include series of an additional registered investment company and to amend Schedules 1 and 2 of the Agreement accordingly;

     NOW, THEREFORE, the parties hereto agree as follows:

1.

The definition of the “Trust” is hereby revised to include both Arrow ETF Trust (formerly, Northern Lights ETF Trust) and Arrow Investments Trust.

2.

Schedule 1 of the Agreement is hereby replaced with the Schedule 1 attached hereto.

3.

Schedule 2 of the Agreement is hereby replaced with the Schedule 2 attached hereto.

         IN WITNESS WHEREOF, the Distributor has caused this Amendment to be signed by its officer thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS DISTRIBUTORS, LLC, in its capacity as Distributor of the Funds

Name:
Title:

SCHEDULE 1

Trust, Funds, Creation Unit Sizes and Effective Date

Trust	Fund	Creation Unit Size	Effective Date
Arrow ETF Trust	Arrow Dow Jones Global Yield ETF	75,000	[APPLICABLE DATE]
Arrow Investments Trust	Arrow DWA Tactical ETF	100,000	September 30, 2014

SCHEDULE 2

Arrow Dow Jones Global Yield ETF

a.

Initial Basket Size:

Basket Value	Shares	Price
$ 1,875,000	75,000	$ 25.00

b.

Creation Preference:

Delivery of entire basket In-Kind

c.

Conditional cash-in-lieu processes and imposition of a variable charge as part of the Transaction Fee:

Position Market Value (PMV) at end of day

Corporate Bonds:

Approximately PMV +75 BPS

Equities:

Approximately PMV +75 BPS

Sovereign Bonds:

Approximately PMV +25 BPS

d.

Collateral required for unsettled positions of 105%

e.

Rebalance Process , schedule for the last business day of each calendar year quarter

a.

Custom baskets may be permitted and may be associated with the rebalancing and/or reconstitution of the Fund’s underlying index.  Custom baskets will be designed to comply with exemptive relief on which the Fund relies to operate as an ETF.

b.

One day prior to the Fund’s underlying index rebalancing and/or reconstituting, the basket for the Fund that reflects such rebalancing and/or reconstitution will be published.

f.

International Bonds are EuroClear eligible and must settle EuroClear (unless otherwise agreed by Fund adviser)

Arrow DWA Tactical ETF

a.

Initial Basket Size:

Basket Value	Shares	Price
$ 1,000,000	100,000	$ 10.00

b.

Creation Preference:

Delivery of entire basket In-Kind

c.

Transaction Fees:

Fixed Transaction Fee:

         $ 500.00 (to be confirmed with Brown Brothers Harriman)

Variable Transaction Fee Range:

Maximum is

200 BPS of NAV

Minimum of

  10 BPS of NAV

Conditional Cash-In-Lieu processes and imposition of a variable fee charge as part of the Transaction Fee:

Cash-In-Lieu Trade Date (T) Process:

T-1

Trade called in trades with Distributor (NLD), Affirmation by Fund Sponsor

T

Trade date confirmation based on closing daily PCF NAV, Minimum post

T+3

Settlement and initial P&L

T+5

Final P&L and details – reconciliation of P&L if needed (additional amount requested or posted)

d.

Collateral required for unsettled positions: 105%

e.

Rebalance Process , schedule for the last business day of each calendar year quarter

a.

Custom baskets may be permitted and may be associated with the rebalancing and/or reconstitution of the Fund’s underlying index.  Custom baskets will be designed to comply with exemptive relief on which the Fund relies to operate as an ETF.

b.

One day prior to the Fund’s underlying index rebalancing and/or reconstituting, the basket for the Fund that reflects such rebalancing and/or reconstitution will be published.

f.

The most up-to-date Transaction Fee schedule, including its fixed and variable transaction fee components, will be disclosed in the Prospectus and/or SAI, which, if necessary, will be supplemented.

g.

The same Transaction Fee schedule, including its fixed and variable transaction fee components, will apply to all Authorized Participants; no Authorized Participant will be given preferential or discriminatory treatment.

h.

Upward or downward adjustments in the amount of any fixed or variable transaction fee, and how it will be imposed (e.g., graduated scale for multiple units), will be rationally related to the expected transaction costs associated with effecting the Create or Redeem under anticipated market conditions.

i.

The Transaction Fee, including each of its fixed and variable transaction fee components, will advance the goal of protecting existing shareholders by minimizing the dilutive costs associated with the purchase of create units.

*

The variable fee combined with the fixed fee for redemptions will not exceed the prospectus stated maximum (currently 2% of the amount being redeemed on any given transaction).

*

Based on market conditions and Fund Sponsor, posting the maximum variable fee may be required at Trade Date, and excess returned upon settlement.

*

Transaction fees are subject to change, and the advisor reserves the right to temporarily alter the variable fee either in mass due to volatile market conditions or on an individual AP basis due to firm specific risk factors such as credit quality or